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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

I.  VALASSIS COMMUNICATIONS ADOPTS SHAREHOLDER
    RIGHTS PLAN


Livonia, Mich., September 2, 1999: Valassis Communications, Inc. (NYSE: VCI) announced today that its Board of Directors adopted a Shareholder Rights Plan and declared a dividend of one Preferred Stock Purchase Right for each outstanding share of the Company's common stock. Alan F. Schultz, Chairman of the Board, President and Chief Executive Officer, noted that the plan was not created in response to any known takeover effort, but as a prudent management action that ensures appropriate protection of shareholder rights.

Each Right will entitle shareholders to buy one one-hundredth of a new series of preferred stock at an exercise price of $170.00. The Rights will be exercisable only if a person or group not approved by the Board of Directors acquires 15% or more of Valassis' common stock or announces a tender offer for 15% or more of the Company's common stock. Valassis will be entitled to redeem the Rights at $.01 per Right at any time, prior to the expiration of the Rights, before a person or group acquires 15% or more of the Company's common stock. The Plan also contains other customary provisions and is similar to plans adopted by many other companies. Further details of the Shareholder Rights Plan are contained in a letter that will be mailed to all Valassis Communications shareholders.

The dividend distribution will be made on September 27, 1999 to shareholders of record on September 15, 1999. In addition, shares issued in certain transactions after September 15, 1999 will be issued with a related right. The Rights will expire on September 1, 2009. The distribution of the Rights is not taxable to shareholders.

The Rights are designed to assure that all Valassis Communications' shareholders receive fair and equal treatment, and to preserve the long-term value of their investment in the event of any proposed takeover of the Company. In addition, the Rights are designed to guard against partial tender offers and other abusive tactics to gain control of Valassis without maximizing shareholder value.

"The Rights are intended to enable all of our shareholders to realize the long-term value of their investment in Valassis," said Schultz. "The Rights do not prevent a proxy contest or a takeover, but should encourage anyone seeking to acquire Valassis to negotiate with the Board prior to attempting a takeover."
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Valassis Communications, Inc. is an established leader in the marketing services industry. As a company on the move, Valassis has created a strategic growth plan to become the nation's premier marketing services firm. Its product line-up features free-standing newspaper inserts, sampling programs and other consultative marketing services. Its customer base includes consumer package goods companies and franchise retail operators in the U.S. and Canada. For more information, please visit the company web site at www.valassis.com.

To the extent that the contents of this release are forward-looking statements, they involve risks and uncertainties, such as those described in the Company's SEC reports, including its 10-K for the year ended December 31, 1998, its 10-Q for the quarter ended March 31, 1999, and its Registration Statement on Form S-4, filed with the SEC on March 25, 1999, as amended. Actual results may materially differ.


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